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                UNITED STATES                    ===============================
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                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*

                             BROWN SHOE COMPANY INC.
================================================================================
                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                    115736100
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                                 (CUSIP Number)

                                DECEMBER 31, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 115736100
         ---------------------

          ---------------------------------------------------------------------
  (1)     Names of Reporting Persons.
          I.R.S. Identification Nos. of above persons (entities only).

          FLEETBOSTON FINANCIAL CORPORATION
          05-0341324
          ---------------------------------------------------------------------
  (2)     Check the Appropriate Box if a Member of a Group*         (a)   [ ]
                                                                    (b)   [ ]

          ---------------------------------------------------------------------
  (3)     SEC Use Only

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  (4)     Citizenship of Place of Organization

          100 FEDERAL STREET
          BOSTON, MASSACHUSETTS 02110
          ---------------------------------------------------------------------

                       (5)     Sole Voting Power            929,326
  Number of
   Shares              --------------------------------------------------------
 Beneficially          (6)     Shared Voting Power                0
  Owned by
    Each               --------------------------------------------------------
  Reporting            (7)     Sole Dispositive Power        14,000
 Person With
                       --------------------------------------------------------
                       (8)     Shared Dispositive Power           0

                       --------------------------------------------------------
 (9)      Aggregate Amount Beneficially Owned by Each Reporting Person

          929,326
          ---------------------------------------------------------------------
 (10)     Check Box if Aggregate Amount in Row (11) Excludes Certain
          Shares*                                                         [  ]

          ---------------------------------------------------------------------
 (11)     Percent of Class Represented by Amount in Row (11)

          5.3%
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 (12)     Type of Reporting Person*

          HC
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                    *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1.
          (a)       Name of Issuer BROWN SHOE COMPANY INC.

                    Address of Issuer's Principal Executive Offices
          (b)       8300 MARYLAND AVENUE
                    ST. LOUIS, MO 63105


ITEM 2.
          (a)       Name of Person Filing  FLEETBOSTON FINANCIAL CORPORATION

                    Address of Principal Business Office or, if none, Residence
          (b)       100 FEDERAL STREET
                    BOSTON, MASSACHUSETTS 02110
          (c)       Citizenship MASSACHUSETTS

          (d)       Title of Class of Securities  COMMON

          (e)       CUSIP Number  115736100



ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
          (a)       [ ]    Broker or dealer registered under section 15 of the
                           Act (15 U.S.C. 78o).
          (b)       [ ]    Bank as defined in section 3(a)(6) of the Act (15
                           U.S.C. 78c).
          (c)       [ ]    Insurance company as defined in section 3(a)(19) of
                           the Act (15 U.S.C. 78c).
          (d)       [ ]    Investment company registered under section 8 of the
                           Investment Company Act of 1940 (15 U.S.C. 80a-8).
          (e)       [ ]    An investment adviser in accordance with
                           ss.240.13d-1(b)(1)(ii)(E);
          (f)       [ ]    An employee benefit plan or endowment fund in
                           accordance with ss.240.13d-1(b)(1)(ii)(F);
          (g)       [X]    A parent holding company or control person in
                           accordance with ss.240.13d-1(b)(1)(ii)(G);
          (h)       [ ]    A savings associations as defined in Section 3(b) of
                           the Federal Deposit Insurance Act (12 U.S.C. 1813);
          (i)       [ ]    A church plan that is excluded from the definition
                           of an investment company under section 3(c)(14) of
                           the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)       [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4.   OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
          (a)       Amount beneficially owned:  929,326

          (b)       Percent of class:   5.3%

          (c)       Number of shares as to which the person has:

                    (i)    Sole power to vote or to direct the vote
                           929,326
                    (ii)   Shared power to vote or to direct the vote
                            0
                    (iii) Sole power to dispose or to direct the disposition of 14,000
                    (iv)   Shared power to dispose or to direct the disposition
                           of  0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see ss.240.13d3(d)(1).


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following []. Instruction:
Dissolution of a group requires a response to this item.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary. EXHIBIT A ATTACHED


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP
Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10.  CERTIFICATION
          (a) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to
                         the best of my knowledge and belief,
                         the securities referred to above were
                         acquired and are held in the ordinary
                         course of business and were not
                         acquired and are not held for the
                         purpose of or with the effect of
                         changing or influencing the control of
                         the issuer of the securities and were
                         not acquired and are not held in
                         connection with or as a participant in
                         any transaction having that purpose or
                         effect.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

                         By signing below I certify that, to
                         the best of my knowledge and belief,
                         the securities referred to above were
                         not acquired and are not held for the
                         purpose of or with the effect of
                         changing or influencing the control of
                         the issuer of the securities and were
                         not acquired and are not held in
                         connection with or as a participant in
                         any transaction having that purpose or
                         effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              APRIL    , 2001
                              --------------------------------------------------
                              Date

                              /s/ ERNEST L. PUSCHAVER
                              --------------------------------------------------
                              Signature

                              ERNEST L. PUSCHAVER, CHIEF ACCOUNTING OFFICER
                              --------------------------------------------------
                              Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.
ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
           CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


http://www.sec.gov/smbus/forms/13g.htm
Last update: 06/20/2000

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                             BROWN SHOE COMPANY INC.


                                    EXHIBIT A



SUBSIDIARY ACQUIRING SECURITIES                        CLASSIFICATION
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Fleet National Bank                                    Bank
Fleet Investment Advisors, Inc.                        Bank